Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-256316) pertaining to the Oatly Group AB (publ) 2021 Incentive Award Plan of our report dated April 6, 2022, with respect to the consolidated financial statements of Oatly Group AB, included in this Annual Report (Form 20-F) of Oatly Group AB for the year ended December 31, 2021.

/s/ Ernst & Young AB

Stockholm, Sweden

April 6, 2022